Exhibit 99.1

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MarketAxess Reports Third Quarter 2026 Financial Results

EPS of $1.53; $1.86 Excluding Notable Items1

1% Revenue Growth Reflects Strong Information Services Revenue Growth of 10%

21% Increase in Block Trading ADV and 37% Increase in Portfolio Trading ADV with Broad-Based Growth

Across U.S. Credit, Emerging Markets and Eurobond Block ADVs

Continued Focus on Expense Discipline

NEW YORK | October 23, 2026 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the third quarter ended September 30, 2026.

3Q26 Select Financial and Operational Highlights (All comparisons vs 3Q25)

•
Total revenues of $210.4 million increased 1%.

— Total commission revenue of $179.9 million was flat compared to the prior year.

— 6% growth in services revenue[2] to $30.5 million.

— 6% growth in revenue outside U.S. credit.

•
Total trading average daily volume ("ADV") increased 13%, with growth across both credit and rates products, and market share gains in high yield and municipal bonds.
•
Continued progress across key strategic initiative channels:

— Client-Initiated Channel: 21% increase in block trading ADV to $5.4 billion, including U.S. credit up 24%, Eurobonds up 16% and emerging markets up 15%.

— Portfolio Trading Channel: 37% increase in total portfolio trading ADV to $1.9 billion with 39% growth in U.S. credit and 41% growth in emerging markets.

— Dealer-Initiated Channel: 2% increase in dealer-initiated ADV to $1.5 billion, which includes a 196% increase in Mid-X ADV.

•
Total expenses of $136.0 million increased 10%; total expenses, excluding notable items,[1] of $122.9 million were flat, reflecting continued expense discipline.
•
Operating margin of 35.4% decreased 560bps; operating margin, excluding notable items, of 41.6% increased 60bps. Operating leverage of (960)bps, or +100bps, excluding notable items.[1]
•
Diluted earnings per share (“EPS”) of $1.53 on net income of $54.0 million, compared to $1.84 and $68.3 million in the prior year, respectively; EPS of $1.86 on net income of $65.7 million, each excluding notable items.[1]

Chris Concannon, CEO of MarketAxess, commented:

"In the third quarter, we continued to execute on our product roadmap across major trading protocols. We launched our enhanced X-Pro RFQ experience to U.S. credit clients, bringing price and spread trading, targeted and direct block workflows and AI-powered dealer selection into a single modern interface. We also delivered the new issue workflow in X-Pro, so clients can access primary and secondary markets side-by-side. Within portfolio trading, we rolled out further enhancements, including CP+ pricing and pre-trade analytics, enabling clients to make faster and more informed decisions.

Overall, we continue to make great progress across our strategic priorities and remain committed to delivering innovative solutions that enhance the trading experience for our clients."

Table 1: 3Q26 Select Financial Results

	Quarter			% Change				Year-to-date		% Change
$ in millions, except per share data (unaudited)	3Q 2026	2Q 2026	3Q 2025	QoQ		YoY		YTD 2026	YTD 2025	YoY
Selected GAAP-basis financial results
Revenues	$210	$218	$209	(4)%		1%		$662	$637	4%
Expenses	136	129	123	6		10		397	371	7
Operating margin	35.4%	41.1%	41.0%	(570)	bps	(560)	bps	40.0%	41.7%	(170)	bps
Net income	54	68	68	(21)		(21)		200	155	30
Diluted EPS	1.53	1.93	1.84	(21)		(17)		5.66	4.14	37
Net income margin	25.7%	31.3%	32.7%	(560)	bps	(700)	bps	30.3%	24.3%	+600	bps
Selected GAAP-basis financial results ex-notable items (non-GAAP)[1]
Revenues	210	218	209	(4)		1		662	637	4
Expenses	123	127	123	(3)		—		380	367	4
Operating margin	41.6%	41.9%	41.0%	(30)	bps	+60	bps	42.6%	42.4%	+20	bps
Net income	66	69	68	(5)		(4)		214	213	1
Diluted EPS	1.86	1.95	1.84	(5)		1		6.05	5.70	6
Other Non-GAAP financial measures
EBITDA[3]	91	106	108	(15)		(16)		319	326	(2)
EBITDA Margin[3]	43.1%	48.6%	51.5%	(550)	bps	(840)	bps	48.1%	51.2%	(310)	bps

3Q26 Overview of Results

Table 1A: Notable Items1

	Quarter			Year-to-date
	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025
$ in millions, except per share data (unaudited)
Repositioning charges(a)	$—	$—	$—	$1.5	$4.0
Merger & acquisition-related(b)	13.1	1.6	—	15.3	0.6
Notable items (pre-tax)	13.1	1.6	—	16.8	4.6
Income tax impact from notable items	(1.5)	(0.9)	—	(2.9)	53.7
Total notable items	$11.6	$0.7	$—	$13.9	$58.3
EPS impact	$0.33	$0.02	$—	$0.39	$1.56

(a) Repositioning charges consist of severance included in employee compensation and benefits.

(b) Merger & acquisition-related items consist of merger-related expenses (previously classified as Other notable items in Q2 2026 and Q1 2026) included in employee compensation and benefits, professional and consulting fees, and general and administrative expenses for the pending merger with Intercontinental Exchange, Inc for Q3 2026, Q2 2026, and YTD 2026, as well as acquisition-related activity included in other income (expense) associated with our acquisition of RFQ-hub for YTD 2025. Refer to Table 8A for further details.

Notable Items1

•
Notable items (pre-tax) in 3Q26 include merger-related expenses of $13.1 million associated with the pending merger with Intercontinental Exchange, Inc.

Revenue

•
Total revenues of $210.4 million increased 1% compared to the prior year, primarily driven by growth in services revenue.2

Table 1B: 3Q26 Variable Transaction Fee Per Million (FPM)

	Quarter			% Change		Year-to-date		% Change
	3Q 2026	2Q 2026	3Q 2025	QoQ	YoY	YTD 2026	YTD 2025	YoY
AVG. VARIABLE TRANS. FEE PER MILLION (FPM)
Total Credit	$127	$129	$140	(2)%	(9)%	$129	$139	(7)%
Total Rates	4.89	4.96	4.21	(1)	16	4.83	4.14	17

Commissions Revenue

•
Commissions revenue of $179.9 million was flat compared to the prior year.

Credit

—
Total credit commission revenue of $161.2 million (including $34.8 million in fixed distribution fees) decreased $3.8 million, or 2%, compared to $164.9 million (including $34.1 million in fixed distribution fees) in the prior year. The decrease was primarily driven by a 4% decrease in U.S. credit commission revenue reflecting lower variable transaction fee per million ("FPM"), partially offset by higher market volumes and fixed distribution fees. Total credit ADV increased 7% compared to the prior year, mainly due to market share gains in high yield and municipal bonds, volume growth in emerging markets, and higher market activity. Total credit FPM decreased 9% compared to the prior year, largely due to protocol and product mix, as well as lower duration of bonds traded in U.S. high-grade.

Rates

—
Total rates commission revenue of $8.9 million increased $2.3 million, or 34%, compared to the prior year, primarily driven by higher U.S. Treasury volumes and improved FPM.

Other

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Total other commission revenue of $9.8 million increased $1.2 million, or 14%, compared to the prior year, primarily driven by higher trading volumes.

Services Revenue

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Services revenue2 of $30.5 million increased $1.8 million, or 6%, compared to the prior year.

Information Services

—
Information services revenue of $15.2 million increased $1.4 million, or 10%, compared to the prior year. The increase was principally driven by net new contract revenue.

Post-trade Services

—
Post-trade services revenue of $11.4 million increased $0.2 million, or 1%, compared to the prior year, mainly due to net new contract revenue.

Technology Services

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Total technology services revenue of $3.9 million increased $0.3 million, or 8%, compared to the prior year, largely reflecting higher broker execution and port fees.

Expenses

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Total expenses of $136.0 million increased 10% from the prior year. Total expenses, excluding notable items,1 of $122.9 million were flat compared to the prior year.

Non-operating

•
Other income (expense): Other income was $0.4 million, down from $8.1 million in the prior year. The decrease was largely driven by receipt of a tax credit in the prior year, lower interest income resulting from lower average cash balances, higher interest expense mainly due to borrowings on the Company’s credit facility, which, along with cash on hand, were used to fund the accelerated stock repurchase agreement that settled in 1Q26, and higher foreign currency transaction losses.
•
Tax rate: The effective tax rate was 27.8%, compared to 27.1% in the prior year. The effective tax rate excluding notable items1 was 25.4%, compared to 27.1% in the prior year.

Capital

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The Company had $539.6 million in cash, cash equivalents, corporate bond investments and U.S. Treasury investments as of September 30, 2026, down from $678.9 million as of December 31, 2025. The decline from year-end 2025 primarily reflects capital allocation activity during the first nine months of 2026, including share repurchases, repayment of $128.0 million of borrowings under the revolving credit facility and quarterly dividends, as well as an increase in net receivables from broker-dealers, clearing organizations and customers, partially offset by cash generated from operating activities. The Company had $92.0 million in borrowings outstanding under the Company’s credit facility as of September 30, 2026, as compared to $220.0 million in borrowings outstanding as of December 31, 2025.
•
The Board declared a quarterly cash dividend of $0.78 per share, payable on November 25, 2026 to stockholders of record as of the close of business on November 11, 2026.

Other

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Employee headcount was 858 as of September 30, 2026, compared to 896 as of September 30, 2025, and 863 as of June 30, 2026.

1 See Table 1A in this release for a listing of notable items. Results excluding notable items are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Tables 8A and 8B for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

2 Services revenue is defined as combined information, post-trade and technology services revenue.

3 EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures and Table 9 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. From time to time, we present selected GAAP-basis financial results, excluding notable items. Notable items are revenues, expenses, other income (expense) and tax related items that are not indicative of ongoing operating performance and outside of the Company’s normal course of business, including merger, acquisition and restructuring charges or gains/losses on sales or other notables (collectively, “notable items”). We define Operating leverage, excluding notable items, as the year-over-year percentage change in revenues less the year-over-year percentage change in expenses, excluding notable items, for the respective period. We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. Please refer to Tables 8A, 8B, 9 and 10 for a reconciliation of: (i) selected GAAP-basis financial results, each excluding notable items, to their most directly comparable GAAP measure; (ii) GAAP net income to EBITDA and GAAP net income margin to EBITDA margin; and (iii) GAAP net cash provided by/(used in) operating activities to free cash flow, in each case, the most directly comparable GAAP measure.

ICE Transaction

On July 29, 2026, MarketAxess entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Intercontinental Exchange, Inc. (“ICE”) and Igloo Merger Sub II, Inc., a wholly owned subsidiary of ICE. Under the Merger Agreement, the ICE subsidiary will merge with and into MarketAxess (the “Merger”), and MarketAxess will survive as a wholly owned subsidiary of ICE. At the effective time of the Merger, each outstanding share of MarketAxess common stock will be converted into the right to receive $167.00 in cash, without interest, other than certain excluded shares, including shares held by stockholders who properly exercise appraisal rights under Delaware law. On October 21, 2026, the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the Merger. Completion of the Merger remains subject to MarketAxess stockholder approval, the receipt of required regulatory approvals and the satisfaction or waiver of the other closing conditions in the Merger Agreement. A copy of the press release announcing the Merger can be found on the Investor Relations section of the MarketAxess corporate website at http://investor.marketaxess.com.

In light of the Merger, MarketAxess has suspended the practice of hosting an earnings conference call. Further, MarketAxess has suspended the practice of issuing guidance and has withdrawn its previously announced 2026 annual guidance, as well as its medium-term financial targets. Finally, MarketAxess has suspended its practice of issuing monthly volumes press releases.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and the Financial Industry Regulatory Authority (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”) reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Section 27A”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Section 21E”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A and Section 21E. Such forward-looking statements relate to, without limitation, the proposed transaction, our future economic performance, plans and objectives for future operations, and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as “may,” “will,” “assume,” “believe,” “contemplate,” “could,” “intend,” “predict,” “would,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” “trend,” “objective,” “might” or comparable terminology, although not all forward-looking statements contain these identifying words.

Forward-looking statements are inherently subject to certain risks, trends, changes in circumstances and uncertainties, many of which we cannot predict with accuracy and some of which we may not anticipate, including, but not limited to: historical financial information may not be representative of future results; the completion of the proposed transaction on the anticipated terms and timing, or at all, including obtaining the requisite approval by the stockholders of the Company, the receipt of the remaining required regulatory approvals, and the satisfaction of other conditions to the completion of the proposed transaction as well as the failure to realize anticipated benefits of the proposed transaction; there may be significant transaction costs in connection with the proposed transaction and the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; there may be liabilities that are not known, probable or estimable at this time or unexpected costs, charges or expenses; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee pursuant to the terms of the Merger Agreement; any effect of the announcement of the proposed transaction on the Company’s ability to operate its business and retain and hire key personnel and to maintain favorable business relationships; the proposed transaction may result in the diversion of management’s time and attention from ordinary course business operations to issues relating to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; unfavorable outcome of legal proceedings related to the proposed transaction; the risk that the Company’s share price may decline significantly if the proposed transaction is not consummated; legislative, regulatory and economic developments; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreaks of war or hostilities or public health issues, as well as management’s response to any of the aforementioned factors; other risks and uncertainties detailed in periodic reports that the Company files with the SEC; actions by third parties, including government agencies; reputational risk and potential adverse reactions of the Company’s or ICE’s customers, employees or other business partners, including those resulting from the announcement or completion of the proposed transaction; the ability to promptly and effectively integrate the Company’s business with ICE’s business and realize the anticipated cost savings, synergies, and other financial benefits of the proposed transaction within the expected time period or at all; ICE’s ability to obtain the contemplated debt financing on a timely basis, on favorable terms or at all; global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; our dependence on third-party suppliers for key products and services; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effects of climate change or other sustainability risks that could affect our operations or reputation; the effect of rapid market or technological changes on us and the users of our technology;

issues related to the development and use of artificial intelligence; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our use of open-source software; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our tax filing positions; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors.

There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties and should be read in conjunction with the other forward-looking statements. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made and we undertake no obligation to update, and expressly disclaim any obligation to update, any forward-looking statements, or any other information in this communication, whether resulting from developments, circumstances or events that arise after the date the statements are made, new information, or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have expressed or implied by these forward-looking statements. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved as anticipated or that our results, estimates or assumptions will be correct. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements, many of which are beyond the Company’s control. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income and other markets. Approximately 2,100 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

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Contacts

INVESTOR RELATIONS	MEDIA RELATIONS
Hannah Hendricks MarketAxess Holdings Inc. +1 212 813 6011 hhendricks@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
In thousands, except per share data (unaudited)	2026	2025	% Change	2026	2025	% Change
Revenues
Commissions	$179,923	$180,171	—%	$570,289	$553,284	3%
Information services	15,172	13,785	10	45,711	39,776	15
Post-trade services	11,444	11,293	1	34,649	33,457	4
Technology services	3,868	3,572	8	11,553	10,342	12
Total revenues	210,407	208,821	1	662,202	636,859	4

Expenses
Employee compensation and benefits	63,425	59,982	6	195,802	187,135	5
Depreciation and amortization	19,041	19,662	(3)	57,560	57,093	1
Technology and communications	22,056	19,961	10	63,924	57,430	11
Professional and consulting fees	14,699	7,382	99	29,048	20,982	38
Occupancy	3,919	3,859	2	11,720	11,234	4
Marketing and advertising	2,145	2,349	(9)	7,921	7,362	8
Clearing costs	4,240	3,948	7	13,025	12,580	4
General and administrative	6,487	6,099	6	18,009	17,218	5
Total expenses	136,012	123,242	10	397,009	371,034	7
Operating income	74,395	85,579	(13)	265,193	265,825	—
Other income (expense)
Interest income	4,632	5,850	(21)	13,632	18,949	(28)
Interest expense	(1,449)	(171)	NM	(6,199)	(523)	NM
Equity in earnings of unconsolidated affiliate	—	—	NM	—	457	NM
Other, net	(2,753)	2,381	NM	(4,154)	2,501	NM
Total other income (expense)	430	8,060	(95)	3,279	21,384	(85)
Income before income taxes	74,825	93,639	(20)	268,472	287,209	(7)
Provision for income taxes	20,797	25,366	(18)	68,014	132,691	(49)
Net income	$54,028	$68,273	(21)	$200,458	$154,518	30
Less: income attributable to noncontrolling interest	(170)	(97)	NM	(613)	(128)	NM
Net income available for common stockholders	$53,858	$68,176	(21)	$199,845	$154,390	29
Per Share Data:
Net income per common share
Basic	$1.53	$1.84		$5.67	$4.15
Diluted	$1.53	$1.84		$5.66	$4.14
Cash dividends declared per common share	$0.78	$0.76		$2.34	$2.28
Weighted-average common shares:
Basic	35,216	37,023		35,240	37,207
Diluted	35,278	37,109		35,302	37,288

NM - not meaningful

Table 3: Commission Revenue

In thousands, except fee per million data	Three Months Ended September 30,			Nine Months Ended September 30,
(unaudited)	2026	2025	% Change	2026	2025	% Change
Variable transaction fees
Credit	$126,391	$130,811	(3)%	$411,078	$409,628	-%
Rates	8,827	6,549	35	25,798	21,503	20
Other	9,816	8,589	14	30,822	20,882	48
Total variable transaction fees	145,034	145,949	(1)	467,698	452,013	3
Fixed distribution fees
Credit	34,801	34,137	2	102,310	101,018	1
Rates	88	85	4	281	253	11
Total fixed distribution fees	34,889	34,222	2	102,591	101,271	1
Total commission revenue	$179,923	$180,171	—	$570,289	$553,284	3
Average variable transaction fee per million
Credit	$127	$140	(9)%	$129	$139	(7)%
Rates	4.89	4.21	16	4.83	4.14	17

Table 4: Trading Volume*

	Three Months Ended September 30,
In millions (unaudited)	2026		2025		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade (excl. SD PT)[1]	$455,718	$7,121	$419,703	$6,558	9%	9%
High-grade (incl. SD PT)[1]	481,445	7,523	434,126	6,783	11	11
High-yield (excl. SD PT)[1]	93,988	1,469	86,228	1,347	9	9
High-yield (incl. SD PT)[1]	108,286	1,692	99,623	1,557	9	9
Emerging markets	255,299	3,989	243,387	3,803	5	5
Eurobonds	144,938	2,230	142,772	2,196	2	2
Other credit[2]	47,689	745	40,336	631	18	18
Municipal bonds	47,679	745	40,293	630	18	18
Total credit trading (excl. SD PT)[1]	997,632	15,554	932,426	14,535	7	7
Rates
U.S. government bonds	1,703,289	26,614	1,480,317	23,130	15	15
Agency and other government bonds	103,388	1,591	75,714	1,166	37	36
Total rates trading	1,806,677	28,205	1,556,031	24,296	16	16
Total trading (excl. SD PT)[1]	$2,804,309	$43,759	$2,488,457	$38,831	13	13
Number of U.S. Trading Days[3]		64		64
Number of U.K. Trading Days[4]		65		65

	Nine Months Ended September 30,
In millions (unaudited)	2026		2025		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade (excl. SD PT)[1]	$1,428,297	$7,638	$1,362,101	$7,284	5%	5%
High-grade (incl. SD PT)[1]	1,505,750	8,052	1,401,866	7,497	7	7
High-yield (excl. SD PT)[1]	291,098	1,557	281,122	1,503	4	4
High-yield (incl. SD PT)[1]	334,734	1,790	302,458	1,617	11	11
Emerging markets	846,215	4,525	732,763	3,919	15	15
Eurobonds	487,700	2,580	451,562	2,402	8	7
Other credit[2]	128,591	688	116,783	625	10	10
Municipal bonds	128,564	688	116,423	623	10	10
Total credit trading (excl. SD PT)[1]	3,181,901	16,988	2,944,331	15,733	8	8
Rates
U.S. government bonds	4,998,152	26,728	4,969,290	26,574	1	1
Agency and other government bonds	337,808	1,787	229,164	1,218	47	47
Total rates trading	5,335,960	28,515	5,198,454	27,792	3	3
Total trading (excl. SD PT)[1]	$8,517,861	$45,503	$8,142,785	$43,525	5	5
Number of U.S. Trading Days[3]		187		187
Number of U.K. Trading Days[4]		189		188

1 Effective with the release of our January 2026 trading volume statistics, the Company revised certain aspects of its reporting methodology for estimated market share to provide a more comprehensive view of platform activity and enhance comparability with industry peers. The Company now highlights estimated market share for U.S. high-grade and U.S. high-yield on an all-in basis, which includes single-dealer portfolio trading activity, and the Company no longer reports estimated market share on an "excluding single-dealer portfolio trading" basis. Single-dealer portfolio trading activity continues to be excluded from the “Total credit trading (excl. SD PT)” and "Total trading (excl. SD PT)" lines in Table 4 and the “Total Credit” FPM calculation in Table 1B. As used in Table 4 to highlight the effect of single-dealer portfolio trading on U.S. high-grade and U.S. high-yield ADVs, “SD PT” means single-dealer portfolio trades.

2 “Other credit” includes municipal bonds, leveraged loans, convertible bonds and structured products.

3 The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

4 The number of U.K. trading days is based on the U.K. Bank holiday schedule.

* Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company's reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

Table 5: Estimated Market Share

	Quarter			Bps Change
	3Q 2026	2Q 2026	3Q 2025	QoQ		YoY

U.S. High-Grade
% of U.S. High-Grade TRACE[1,2]	17.4%	17.5%	18.3%	(10)	bps	(90)	bps
U.S. High-Yield
% of U.S. High-Yield TRACE[1]	14.6	14.1	13.7	+50		+90
Other Credit Products
% of Municipal Bonds MSRB	6.0	6.6	5.8	(60)		+20
Rates
% of U.S. Government Bonds TRACE	2.2	2.1	2.3	+10		(10)

1 Effective with the release of our January 2026 trading volume statistics, the Company revised certain aspects of its reporting methodology for estimated market share to provide a more comprehensive view of platform activity and enhance comparability with industry peers. The Company now highlights estimated market share for U.S. high-grade and U.S. high-yield on an all-in basis, which includes single-dealer portfolio trading activity, and the Company no longer reports estimated market share on an "excluding single-dealer portfolio trading" basis. Single-dealer portfolio trading activity continues to be excluded from the “Total credit trading (excl. SD PT)” and "Total trading (excl. SD PT)" lines in Table 4 and the “Total Credit” FPM calculation in Table 1B. As used in Table 4 to highlight the effect of single-dealer portfolio trading on U.S. high-grade and U.S. high-yield ADVs, “SD PT” means single-dealer portfolio trades.

2 The Company estimates that duplicative affiliate trade reports accounted for up to 6% of reported U.S. high-grade TRACE volume in 3Q26. In July 2026, the SEC approved a FINRA rule change that will suppress public dissemination of these duplicative reports, with mandatory compliance beginning in August 2027. Adjusting for these duplicates, the Company believes its estimated U.S. high-grade market share would have been up to approximately 100bps higher in 3Q26.

Table 6: Strategic Priorities ADV Detail*

	Quarter			% Change
	3Q 2026	2Q 2026	3Q 2025	QoQ	YoY
$ In millions
Client-Initiated Channel
U.S. Credit Block Trading	$3,219	$3,412	$2,589	(6)%	24%
Emerging Markets Block Trading	1,793	2,019	1,553	(11)	15
Eurobonds Block Trading	421	503	364	(16)	16
Portfolio Trading Channel
Total MKTX Portfolio Trading	1,879	1,970	1,375	(5)%	37%
Total MKTX U.S. Credit Portfolio Trading	1,579	1,692	1,140	(7)	39
Total U.S. Credit TRACE Portfolio Trading	8,029	8,218	5,962	(2)	35
Dealer-Initiated Channel
Total Dealer Initiated (DRFQ & Mid-X)	1,539	1,742	1,516	(12)%	2%
Other
Open Trading	4,867	5,135	4,349	(5)%	12%
AxessIQ	186	183	163	2	14

U.S. Trading Days[1]	64	62	64
U.K. Trading Days[2]	65	61	65

1 The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

2 The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*Client-initiated channel activity may include some portfolio trading channel activity.

Table 7: Consolidated Condensed Balance Sheet

	As of
In thousands (unaudited)	September 30, 2026	December 31, 2025

Assets
Cash and cash equivalents	$381,054	$519,734
Cash segregated under federal regulations	49,738	48,722
Investments, at fair value	169,373	170,677
Accounts receivable, net	121,653	100,989
Receivables from broker-dealers, clearing organizations and customers	951,461	489,211
Goodwill	283,667	283,667
Intangible assets, net of accumulated amortization	95,259	110,629
Furniture, equipment, leasehold improvements and capitalized software, net	111,056	112,431
Operating lease right-of-use assets	49,018	51,854
Prepaid expenses and other assets	63,711	46,972
Total assets	$2,275,990	$1,934,886

Liabilities and stockholders' equity
Liabilities
Accrued employee compensation	$62,627	$73,879
Payables to broker-dealers, clearing organizations and customers	690,058	325,959
Borrowings	92,000	220,000
Income and other tax liabilities	22,571	49,267
Accounts payable, accrued expenses and other liabilities	57,475	42,584
Operating lease liabilities	61,089	64,938
Total liabilities	985,820	776,627

Redeemable noncontrolling interest	15,227	12,592

Stockholders' equity
Common stock	123	123
Additional paid-in capital	382,942	305,923
Treasury stock	(751,634)	(694,764)
Retained earnings	1,655,296	1,538,746
Accumulated other comprehensive income/(loss)	(11,784)	(4,361)
Total stockholders' equity	1,274,943	1,145,667
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$2,275,990	$1,934,886

Table 8A: Reconciliation of Notable Items

	Quarter			Year-to-date
$ in thousands, except per share data (unaudited)	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025

Total Expenses, GAAP-basis	$136,012	$128,538	$123,242	$397,009	$371,034
Exclude: Notable items
Repositioning charges[1]	—	—	—	(1,484)	(3,970)
Merger-related expenses[2]	(13,066)	(1,555)	—	(15,277)	—
Total Expenses, excluding notable items	$122,946	$126,983	$123,242	$380,248	$367,064

Other income (expense), GAAP-basis	$430	$(115)	$8,060	$3,279	$21,384
Exclude: Notable items
Acquisition-related charge/(credit)[3]	—	—	—	—	557
Other income (expense), excluding notable items	$430	$(115)	$8,060	$3,279	$21,941

Net income, GAAP-basis	$54,028	$68,323	$68,273	$200,458	$154,518
Exclude: Notable items
Total Expense notable items	13,066	1,555	—	16,761	3,970
Total Other income (expense) notable items	—	—	—	—	557
Income tax impact from notable items	(1,444)	(945)	—	(2,920)	53,721
Net income, excluding notable items	$65,650	$68,933	$68,273	$214,299	$212,766

Operating margin, GAAP-basis	35.4%	41.1%	41.0%	40.0%	41.7%
Notable items as reconciled above	6.2	0.8	—	2.6	0.7
Operating margin, excluding notable items	41.6%	41.9%	41.0%	42.6%	42.4%

Diluted EPS, GAAP-basis	$1.53	$1.93	$1.84	$5.66	$4.14
Notable items as reconciled above	0.33	0.02	—	0.39	1.56
Diluted EPS, excluding notable items	$1.86	$1.95	$1.84	$6.05	$5.70

Effective tax rate, GAAP-basis	27.8%	23.9%	27.1%	25.3%	46.2%
Notable items as reconciled above	(2.4)	0.6	—	(0.4)	(19.1)
Effective tax rate, excluding notable items	25.4%	24.5%	27.1%	24.9%	27.1%

1 Repositioning charges consist of severance included in employee compensation and benefits.

2 Merger-related expenses (previously classified as Other notable items in Q2 2026 and Q1 2026) included in employee compensation and benefits, professional and consulting fees, and general and administrative expenses for the pending merger with Intercontinental Exchange, Inc. for Q3 2026, Q2 2026, and YTD 2026.

3 Acquisition-related activity included in other income (expense) associated with our acquisition of RFQ-hub.

Table 8B: Reconciliation of Operating Leverage, Excluding Notable Items

	Quarter						Year-to-date
$ in thousands, except percentages (unaudited)	3Q 2026		2Q 2026		3Q 2025		YTD 2026		YTD 2025
YoY change in Total revenue, GAAP-basis	0.8%		-0.5%		1.0%		4.0%		3.6%
YoY change in Total expenses, GAAP-basis	10.4%		0.7%		3.0%		7.0%		4.9%
Operating Leverage, GAAP-basis	(960)	bps	(120)	bps	(200)	bps	(300)	bps	(130)	bps
YoY change in Total expenses, excluding notable items	-0.2%		2.7%		3.0%		3.6%		3.7%
Operating Leverage, excluding notable items	+100	bps	(320)	bps	(200)	bps	+40	bps	(10)	bps

Table 9: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Quarter			Year-to-date
In thousands (unaudited)	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025

Net income	$54,028	$68,323	$68,273	$200,458	$154,518
Add back:
Interest income	(4,632)	(4,692)	(5,850)	(13,632)	(18,949)
Interest expense	1,449	1,862	171	6,199	523
Provision for income taxes	20,797	21,439	25,366	68,014	132,691
Depreciation and amortization	19,041	19,309	19,662	57,560	57,093
EBITDA	$90,683	$106,241	$107,622	$318,599	$325,876

Net income margin[1]	25.7%	31.3%	32.7%	30.3%	24.3%
Add back:
Interest income	(2.2)	(2.2)	(2.8)	(2.1)	(3.0)
Interest expense	0.7	0.9	0.1	0.9	0.1
Provision for income taxes	9.9	9.8	12.1	10.3	20.8
Depreciation and amortization	9.0	8.8	9.4	8.7	9.0
EBITDA margin[2]	43.1%	48.6%	51.5%	48.1%	51.2%

1 Net income margin is derived by dividing net income by total revenues for the applicable period.

2 EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.

Table 10: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Quarter			Year-to-date
In thousands (unaudited)	3Q 2026	2Q 2026	3Q 2025	YTD 2026	YTD 2025

Net cash provided by/(used in) operating activities	$247,327	$26,812	$90,164	$198,810	$223,507
Exclude: Net change in trading investments	—	—	264	-	198
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(149,874)	74,132	34,338	32,787	90,790
Less: Purchases of furniture, equipment and leasehold improvements	(589)	(649)	(1,496)	(1,497)	(4,632)
Less: Capitalization of software development costs	(11,148)	(11,360)	(11,494)	(39,597)	(38,035)
Free cash flow	$85,716	$88,935	$111,776	$190,503	$271,828